STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SOLAZYME, INC.

The undersigned, Jonathan S. Wolfson, hereby certifies that:

ONE: He is the duly elected and acting Chief Executive Officer of Solazyme, Inc., a corporation organized and existing under the laws of the State of Delaware.

TWO: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 31, 2003, and was amended and restated on December 12, 2005, February 8, 2007, July 31, 2008, May 19, 2010 and June 1, 2011.

THREE: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend its Amended and Restated Certificate of Incorporation as follows:

Article 1 of the Amended and Restated Certificate of Incorporation of this corporation is amended and restated in its entirety to read as follows:

The name of the corporation is TerraVia Holdings, Inc. (the “Corporation”).

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 9th day of May, 2016.

By:	/s/ Jonathan S. Wolfson
Authorized Officer
Title:	Chief Executive Officer
Name:	Jonathan S. Wolfson